UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event Reported): October 22, 2015 (October 19, 2015)

Clean Diesel Technologies, Inc.
(Exact Name of Registrant as Specified in Charter)

Delaware	001-33710	06-1393453
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

1621 Fiske Place Oxnard, California 93033
(Address of Principal Executive Offices) (Zip Code)

Registrant's telephone number, including area code: (805) 639-9458

________________________________________________________________________________
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(a)-(c)

Appointment of Chief Executive Officer

On October 19, 2015, the board of directors (the "Board") of Clean Diesel Technologies, Inc. (the "Company") appointed Mr. Matthew Beale to serve as the Company's Chief Executive Officer ("CEO"). Mr. Beale, a director, will assume his role as CEO effective October 22, 2015.

Mr. Beale, age 48, joined CDTi's board of directors in 2014. From May 2013 until September 2015, Mr. Beale served as Group Strategy Officer at Landi Renzo SpA, a multinational engineering and manufacturing company based in Italy focused on alternative fuel systems and components for OEM and aftermarket automotive applications. From July 2012 to April 2013, Mr. Beale was a strategy consultant to the alternative fuel systems industry focused on business and capital markets strategies. Prior to that, he held several leadership positions at Fuel Systems Solutions, Inc., a producer of fuel systems and components for automotive and industrial markets, including: Co-President and Head of IMPCO Operations from April 2011 to June 2012; Chief Financial Officer from May 2009 to March 2011; President and Secretary from May 2008 to March 2011; and Vice President of Business Development from February 2007 to April 2008. Previously, Mr. Beale held international corporate finance and banking positions with CVS Partners from 2005 to 2007; with Citigroup Inc. from 2000 to 2004; and with JP Morgan from 1994 to 2000. Mr. Beale received a BA in English Literature from the University of London, a Diploma in Accounting and Finance from the London School of Economics, and an MBA from IESE Business School.

The Company expects to enter into an employment agreement with Mr. Beale which would include, among others, the following terms. Mr. Beale will receive an annual base salary of $325,000. Additionally, Mr. Beale will receive a temporary housing allowance of $3,000 per month for twelve months, creditable against any future relocation cost reimbursement. Mr. Beale will be eligible to receive an annual bonus based on the Company's achievement of financial objectives established by the Board as well as agreed upon personal objectives. The annual bonus target will be 70% of base salary. Mr. Beale will receive a grant of 500,000 stock options, with 50% of these options vesting on March 31, 2016, and 50% vesting on December 31, 2016. In the event Mr. Beale's employment is terminated without cause or Mr. Beale resigns for good reason, he will receive a severance payment of twelve months' base salary.

Appointment of Chief Operating Officer

The Board reassigned Mr. Christopher Harris from his role as the Company's CEO to serve as Company's Chief Operating Officer ("COO"). Mr. Harris will continue to serve the Company as its President. Mr. Harris will assume his role as COO effective October 22, 2015. The Company expects to enter into an amendment to Mr. Harris's current employment agreement to, among other matters, reflect his new position.

Mr. Harris, age 50, was appointed President and Chief Executive Officer in July 2014. Prior to that, he served as Chief Operations Officer and Vice President – Integrated Supply Chain and Research and Engineering from April 2012 to July 2014. Mr. Harris served as Chief Operations Officer and President of Engine Control Systems Limited from October 2010 to April 2012. Mr. Harris served as President of Catalytic Solutions, Inc.'s catalyst business from August 2008 to October 2010. Mr. Harris has more than 25 years of technical, commercial and general management experience in both privately-held and publicly-traded specialty chemicals and materials companies. From May 2007 to August 2008, Mr. Harris served as Chief Operations Officer of Aculon, Inc., an early-stage nanotechnology company, and prior to that, he was Global Vice President/General Manager of Avery Dennison Corporation's Performance Polymers business. Earlier in his career, Mr. Harris held various management positions in North America and Europe during eleven years with Rohm and Haas Company, acquired by The Dow Chemical Company in 2009. Mr. Harris earned his BS degree in Chemical Engineering from Cornell University and completed graduate business coursework at Temple University.

Board Committee Assignments

In connection with his appointment as CEO, Mr. Beale has resigned from the Compensation and Nominating Committee and the Audit Committee. The Board appointed Dr. Lon E. Bell, Ph.D, to the Compensation and Nominating Committee. The Board appointed Mr. Mungo Park to the Audit Committee, and appointed Dr. Charles R. Engles, Ph.D, as the Chairman of the Audit Committee.

Item 7.01. Regulation FD Disclosure.

A copy of the press release relating to the appointment of Mr. Beale as CEO, the appointment of Mr. Harris as COO, and of the changes to the membership and chairmanship of the Company's standing committees is furnished as Exhibit 99.1 hereto.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description of Exhibits
99.1	Press Release dated October 22, 2015

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: October 22, 2015	Clean Diesel Technologies, Inc.
	By:	/s/ DAVID E. SHEA David E. Shea Chief Financial Officer

EXHIBIT INDEX

Exhibit Number	Description of Exhibits
99.1	Press Release dated October 22, 2015